                                                                      EXHIBIT 12

                         TENNESSEE GAS PIPELINE COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                              YEARS ENDED DECEMBER 31,
                                                        ------------------------------------
                                                        1996    1995    1994    1993    1992
                                                        ----    ----    ----    ----    ----

Income before extraordinary loss......................  $155    $164    $181    $164    $ 99
Add:
  Interest............................................   107     179     207     204     310
  Portion of rentals representative of interest
     factor...........................................     1       3       1       1      --
  Income tax expense and other taxes on income........    78      31      89     100      13
  Amortization of interest capitalized applicable to
     nonutility companies.............................     3       3       3       3       1
  Interest capitalized applicable to utility
     companies........................................    --       2       2       1       1
  Undistributed (earnings) losses of affiliated
     companies in which less than a 50% voting
     interest is owned................................    --      (9)     (4)      3      (3)
                                                        ----    ----    ----    ----    ----
       Earnings as defined............................  $344    $373    $479    $476    $421
                                                        ====    ====    ====    ====    ====
Interest..............................................  $107    $179    $207    $204    $310
Interest capitalized..................................     8       2       2       1       2
Portion of rentals representative of interest
  factor..............................................     1       3       1       1      --
                                                        ----    ----    ----    ----    ----
       Fixed charges as defined.......................  $116    $184    $210    $206    $312
                                                        ====    ====    ====    ====    ====
Ratio of earnings to fixed charges....................  2.97    2.03    2.28    2.31    1.35
                                                        ====    ====    ====    ====    ====